EXHIBIT 99.1

NewsRelease

TC PipeLines, LP to Present at
Wells Fargo Pipeline and MLP Symposium

OMAHA, Nebraska – December 3, 2009 –TC PipeLines, LP (Nasdaq: TCLP) (the Partnership) will be presenting at the Wells Fargo Securities 8th Annual Pipeline and MLP Symposium to be held on Tuesday, December 8 in the New York Palace Hotel. Mark Zimmerman, president of the general partner, will present an overview of the Partnership’s strategy and business.

The presentation will be webcast live beginning at 10:45 a.m. eastern standard time (EST) and be available live and for replay via the Partnership's Investor Centre located on its website at www.tcpipelineslp.com. The presentation handout will be available on the Partnership's website after 6 p.m. EST on December 7, 2009.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional natural gas pipeline that extends from southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com